US CAPITAL GLOBAL
ASSET MANAGEMENT & CORPORATE FINANCE

1 Ferry Building, Suite 201
San Francisco, CA 94111
Tel +1 415 889 1010
Fax +1 415 358 5665
www.uscapglobal.com

Engagement Agreement

THIS Engagement Agreement (the "Agreement") effective December 12, 2021 ("Effective Date") by and between: US CAPITAL GLOBAL SECURITIES LLC, a limited liability company registered in Delaware and doing business as "US Capital Global" with office address at 1 Ferry Building, Suite 201, San Francisco, CA 94111 ("USCG") and US CAPITAL GLOBAL LENDING LLC a limited liability company registered in Delaware, with registered address at with office address at 1 Ferry Building, Suite 201, San Francisco, CA 94111 ("**Client**").

RECITALS

WHEREAS, USCG has staff skilled in performing any and all activities outlined in the attached Schedule(s).

WHEREAS, USCG is willing to provide its skills and services to Client, all upon the terms and conditions set forth in this Agreement and all Schedules thereto.

NOW THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, all of the parties hereto agree as follows:

1. Interpretation

1.1 Unless indicated otherwise, references to clauses are to clauses of this Agreement and references to schedules are to the Schedules to this Agreement.

1.2 If there are two or more parties entering into this Agreement with USCG, any reference to "Client" in the singular shall be construed as a reference to every party to this Agreement other than USCG, and, unless otherwise indicated, shall be construed to apply to all such parties jointly and severally.

2. Engagement

2.1 Upon the terms and conditions set forth in this Agreement and all Schedules hereto, Client hereby engages USCG for the Term, as defined in attached Schedule(s), to provide the Services set out in the Schedule(s) (the "Services"). USCG hereby accepts such engagement upon the terms and conditions of this Agreement and the Schedule(s) thereto.

3. Fees

3.1 As remuneration for the Services, Client shall pay USCG, or any affiliate as directed fees calculated and paid in the manner set out in attached Schedule(s) hereto.

4. Costs and Expenses

4.1 Client agrees to pay all pre-approved costs and expenses incurred by USCG in connection with the Services rendered to Client. Client further agrees to pay USCG any administrative charge as set out in Schedule(s) based on third-party costs and expenses paid by USCG and charged to Client by USCG (the "Administrative Charge").

5. Reasonable Efforts

5.1 USCG shall devote such time and diligent efforts as may reasonably be necessary to perform the Services outlined in the Schedule(s). Client expressly acknowledges and agrees that USCG cannot guarantee or ensure any successful outcome relating to the Services, the timing of any closing, or the successful consummation of any transaction contemplated by the parties under this Agreement.

5.2 Client understands and agrees that USCG 's efforts are dependent on Client's cooperation and Client performing its obligations herein.

6. Client's Representations and Warranties

6.1 Client hereby represents and warrants to USCG , as follows:

(i) Client has the full power and authority to enter into this Agreement and to carry out all actions contemplated hereunder.

1 Ferry Building, Suite 201
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Tel +1 415 889 1010
Fax +1 415 358 5665
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(ii) Neither the execution and delivery of this Agreement nor the consummation of any transactions contemplated hereunder will violate any provision of the charter or bylaws of Client, or be in conflict with, or constituted a default under, any third party or other agreement or commitment to which Client is a party or to which its assets are subject, or violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority.

7. Advisor / Placement Agent

7.1 It is understood that the USCG's Advisor or Placement Agent role is defined in Schedule(s) and if not defined then USCG is Client's exclusive advisor or placement agent for purposes of any capital raise, debt or equity funding.

8. Limitation on Liability

8.1 Client agrees that in addition to Client's indemnity obligations set forth in Annex A, USCG, its officers, directors, employees, agents and contractors shall not have any obligation or liability (whether direct or indirect, in contract or tort or otherwise) to Client for or in connection with or arising out of the following:

(i) Any actual or potential funding or investment whether by equity, bonds or otherwise by USCG or any of its affiliates or any third parties directly or indirectly in Client or Client's affiliates, or any actual or potential debt or loan from USCG or any of its affiliates or any third parties to Client or Client's affiliates, or any actual or potential merger, acquisition or similar transaction involving Client or any of Client's affiliates.

(ii) Subject to Clause 5, USCG makes no representations or warranties, express or implied, in respect of the Services to be provided by USCG under this Agreement. Client further acknowledges and agrees that USCG does not and will not have or exercise control over Client's affairs and/or governance, that USCG is not a fiduciary, and that USCG will have no liability for the actions of its affiliates in the absence of USCG's gross negligence or willful misconduct.

(iii) Each party hereto waives any claims based on assertions that the other party is liable under this Agreement for any punitive, exemplary, indirect, special, incidental, or consequential damages, including lost profits or savings, whether or not such damages are foreseeable.

9. Sale or Merger of Client

9.1 Client and USCG acknowledge and agree that the rights and obligations of the parties under this Agreement shall remain in full force and effect notwithstanding the sale or merger of Client into another corporation or other business. In such event, it is expressly agreed that the surviving corporation or business of such merger shall be bound by and shall comply with the terms and conditions of this Agreement, including, but not limited to any compensation payable to USCG under the Schedules hereto.

10. Further Assistance

10.1 Each party agrees that it shall from time to time take such further actions and execute such additional instruments as may reasonably be necessary to implement and carry out the intent and purpose of this Agreement.

11. Term and Extensions

11.1 This Agreement shall commence on the Effective Date hereof and shall terminate after the term provided in Schedule(s) (the "Term" and "Terms of Engagement").

12. Survival

12.1 Upon expiration or termination of this Agreement, all liabilities and obligations hereunder automatically terminate except:

(i) liability for breaches by any party prior thereto;

(ii) Client's obligations under Clause 3 (with respect to any fees payable or incurred either prior to or at the termination of the Agreement or following termination);

1 Ferry Building, Suite 201
San Francisco, CA 94111
Tel +1 415 889 1010
Fax +1 415 358 5665
www.uscapglobal.com

(iii) Client's obligations or liabilities under Clauses 4, 6, 8, and Schedule(s) and

(iv) if applicable, the USCG Lien (as defined in Schedule(s) to this Agreement) as and to the extent securing Obligations (as defined in Schedule(s) to this Agreement) of the type described in the preceding paragraphs (i), (ii), or (iii), as the case may be.

13. Amendment and Modification

13.1 This Agreement may be amended or modified only by mutual agreement of the parties in writing.

14. Notices

14.1 All notices, demands, and other communication given or delivered under this Agreement shall be in writing and shall be served personally or delivered by certified and registered priority US mail, or recognized next day courier service, postage prepaid and return receipt requested, to the addresses first set forth in this Agreement (or to such other address as the parties shall specify in writing). Notices mailed in this way shall be deemed received three (3) business days after being so mailed.

15. Assignment

15.1 Client may not assign this Agreement or any of the rights, interests, or obligations hereunder without the prior written consent of USCG and any such assignment or purported assignment shall be null and void in all respects. USCG may assign this agreement and any obligations in whole or in part to a subsidiary, affiliate or third party.

16. Severability

16.1 This Agreement shall be valid notwithstanding that it may contain some terms that are still to be agreed between the parties. However, if any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable for any reason, that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. If a court is not empowered (or otherwise declines) to so amend the terms herein pursuant to this Clause 16, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original economic and legal intent of the parties as closely as possible in a mutually acceptable manner in order that the terms contemplated hereby are consummated as originally contemplated to the greatest extent possible. Without limiting the generality of the foregoing, the parties hereto agree that the maximum and enforceable fees and damages under such circumstances shall be substituted for the Liquidated Damages set forth in Schedule(s).

17. Waiver

17.1 No term or provision hereof shall be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed by both parties. The waiver by either party of, or consent by either party to, a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by the other party.

18. Relationship

18.1 The parties acknowledge and agree that USCG is and shall act as an independent contractor of Client in the performance of its duties hereunder. USCG is not, and in the performance of its duties will not hold itself out as, an employee, agent, fiduciary, or partner of Client or any of its subsidiaries.

19. Governing Law and Jurisdiction

19.1 This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of the State of Delaware.

19.2 Subject to the Dispute Resolution and Arbitration sections of this Agreement, each party irrevocably agrees that the courts of Delaware shall have exclusive jurisdiction over any dispute or claim arising out

1 Ferry Building, Suite 201
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Tel +1 415 889 1010
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of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

20. Entire Agreement

20.1 Other than any agreement between the parties specified in the Schedules, this Agreement together with all Schedules hereto constitute the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, negotiations, and discussions between the parties relating to it.

21. Public Announcements

21.1 Client acknowledges that we may, at our option and expense and after public announcement of the closing of the Placement, place announcements and advertisements or otherwise publicize such transaction and our role in it (which may include the reproduction of Client's logo and a hyperlink to Client's website) on our internet website and in such financial and other newspapers and journals as we may choose, stating that we acted as financial advisor to Client in connection with such transaction.

22. Confidentiality

22.1 The parties will not disclose, summarize, excerpt from or otherwise refer to any determination provided by USCG to Client, whether formal or informal, without our prior written consent. In addition, the Client will not refer to our name, the terms of our Engagement or communications between the parties, without our prior written consent.

22.2 Client understands and acknowledges that in performing the Engagement, we will not be under any duty to disclose to Client, or use for the benefit of Client any confidential or non-public information obtained by USCG in the course of providing services to any other entity or person.

22.3 Except with Client's consent or as otherwise required in carrying out our services, we will treat as confidential all information, whether oral or written that Client provides to us, except for information

(i) already in our possession prior to our receipt from Client or its Representatives,

(ii) which we obtain from a person (other than Client or any of Client's Representatives) who, insofar as is known to us, is not prohibited from transmitting the information to USCG by a contractual, legal or fiduciary obligation to Client,

(iii) that is already or becomes public,

(iv) that Client agrees may be disclosed or (e) that we are requested or required to disclose by applicable law, regulation or legal process

23. Client Identification

23.1 Client will provide to us, as necessary and upon request, identifying information, including, but not limited to, a government- issued identification number (e.g., a U.S. taxpayer identification number) and certain other information or documents necessary to verify Client's identity, such as certified corporate documentation, partnership agreement or trust instrument.

24. Information

24.1 In connection with our Engagement, Client will provide USCG with access to Client's officers, directors, employees, accountants, legal advisors and other representatives (collectively, "<u>Representatives</u>"), and will furnish us, and cause its Representatives to furnish us, with such information as we believe appropriate to our Engagement (all such information so furnished being "<u>Information</u>").

1 Ferry Building, Suite 201
San Francisco, CA 94111
Tel +1 415 889 1010
Fax +1 415 358 5665
www.uscapglobal.com

24.2 Client recognizes and confirms that we

(i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing our services without having independently verified the same,

(ii) do not assume responsibility for the accuracy or completeness of Information and such other information,

(iii) will not make an independent evaluation or appraisal of any assets or liabilities of Client or any other entity and

(iv) with respect to any financial forecasts (including cost savings and synergies) that may be provided to or discussed with us, we will assume that they have been reasonably prepared and reflect the best then currently available estimates and judgment of Client's management.

(v) Client recognizes that we will work on the assumption that the Information to be furnished by Client and its Representatives, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading and that Client will promptly notify USCG if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to us.

25. Dispute Resolution.

25.1 Dispute. Any dispute, claim, or controversy arising out of or relating to this Agreement, including the negotiation, breach, validity or performance of the Agreement, the rights and obligations contemplated by the Agreement, any claims of fraud or fraud in the inducement, and any claims related to the scope or applicability of this agreement to arbitrate, shall be resolved at the request of any party to this Agreement through a judicial and mediation service mutually acceptable to the parties involving first mediation, followed if necessary, by final and binding arbitration conducted by, and in accordance with, the securities arbitration rules and regulations then in effect of FINRA (the "Arbitrator") in San Francisco, California.

25.2 Governing Law and Procedure. The Arbitrator may grant injunctions and other relief in such disputes. The Arbitrator shall administer and conduct any arbitration in accordance with California law, and the Arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the FINRA Rules conflict with California law, California law shall take precedence.

25.3 Final Award. The Arbitrator shall issue a written award. The award shall be binding and final as between the parties, and a judgment may be entered upon the award in any court of competent jurisdiction. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Notwithstanding the confidentiality of the arbitration proceedings as set forth below in paragraph 16(g), the final award shall not be confidential.

25.4 Costs. The parties shall each pay an equal share of the costs and expenses of such arbitration and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the Arbitrator shall award attorneys' fees and costs to the prevailing party, except as prohibited by law. If the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and expenses incurred by the prevailing party.

1 Ferry Building, Suite 201
San Francisco, CA 94111
Tel +1 415 889 1010
Fax +1 415 358 5665
www.uscapglobal.com

25.5 Waiver of Jury Trial. By entering into this Agreement, each party waives the right to a trial by jury.

25.6 Injunctive Relief. Notwithstanding the foregoing, this Agreement will not prevent either party from seeking provisional injunctive relief from any court having jurisdiction over the parties and the subject matter of their dispute relating to this Agreement and any agreements incorporated herein by reference.

25.7 Confidentiality. The parties agree that the arbitration shall be confidential and that no party shall disclose to any person who is not an officer, director, employee or limited partner of a party any document filed at FINRA or exchanged between the parties or testimony presented (or any summaries or quotations thereof) in connection with the arbitration that is designated either on the document or on the testimonial record as "Confidential" (the "Confidential Information"). If, in connection with any judicial proceedings to modify, vacate or confirm any order or award, Confidential Information must be filed with any court, the party submitting such Confidential Information shall file such Confidential Information under seal and shall also file a motion with the court requesting that the Confidential Information remain under seal and no party shall oppose such request. The final award shall not be confidential.

25.8 Class Action Waiver. Client agrees that Client will not assert class action or representative action claims against USCG in arbitration or otherwise, nor will Client join or serve as a member of a class action or representative action, and Client agrees that Client will only submit its own, individual claims in arbitration and Client will not seek to represent the interests of any other person.

25.9 Voluntary Nature of Agreement. Client acknowledges that Client has read this Agreement carefully and understands and accepts the obligations which it imposes upon it without reservation. No promises or representations have been made to Client to induce Client to sign this Agreement. Client further acknowledges that Client has been given the opportunity to discuss this Agreement with Client's private, legal counsel and has taken advantage of that opportunity to the extent Client wanted to do so.

26. Counterparts

26.1 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27. Other Advisors

27.1 Client agrees that no Indemnified Person, as defined in Annex A, shall have any responsibility or liability to Client in connection with a recommendation made to Client by any other entity or person that Client may engage.

28. Authorization

28.1 Client acknowledges that it fully understands the terms of this Agreement, acknowledges that Client has reviewed and agreed to be bound by the terms, and represents that Client has the requisite power and authority to enter into this Agreement. This Agreement may be executed in counterparts, and electronic or facsimile signatures shall be deemed original, binding signatures.

{Signature Page Follows}

1 Ferry Building, Suite 201
San Francisco, CA 94111
Tel +1 415 889 1010
Fax +1 415 358 5665
www.uscapglobal.com

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

US CAPITAL GLOBAL SECURITIES LLC

Signature:____________________

Name: Charles Towle
Position: Managing Partner & COO

US CAPITAL GLOBAL LENDING LLC

Signature:____________________

Name: Jeffrey Sweeney
Position: Managing Partner, US Capital Global Investment Management LLC, Managing Member

1 Ferry Building, Suite 201
San Francisco, CA 94111
Tel +1 415 889 1010
Fax +1 415 358 5665
www.uscapglobal.com

ANNEX A

Except to the extent judicially determined to have been caused by the sole gross negligence, willful misconduct or fraud of USCG, Client agrees to indemnify and hold harmless USCG and its affiliates, and their respective shareholders, members, partners, directors, officers, employees, consultants and agents and each other person, if any, controlling USCG or any of its affiliates (USCG and each such other person being an "Indemnified Person") from and against any losses, claims, damages or liabilities related to, or arising out of or in connection with USCG 's Engagement, and will reimburse each Indemnified Person for all reasonable, documented out-of-pocket expenses (including fees, charges and disbursements of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement, whether or not pending or threatened and whether or not any Indemnified Person is a party. Client also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Client for or in connection with the Engagement.

Client will not, without USCG 's prior written consent (it being understood that USCG 's consent will not be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification, reimbursement or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a full release of each Indemnified Person from any and all liabilities arising out of such action, claim, suit, investigation or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this Annex A will, without Client's prior written consent (it being understood that Client's consent will not be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

If the indemnification provided for in the first paragraph of this Annex A is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, Client shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (a) in such proportion as is appropriate to reflect the relative benefits to USCG , on the one hand, and Client, on the other hand, of the Engagement or (b) if the allocation provided by clause (a) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a) but also the relative fault of each of USCG and Client, as well as any other relevant equitable considerations; provided, however, in no event shall USCG 's aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by USCG from Client under this Agreement.

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Tel +1 415 889 1010
Fax +1 415 358 5665
www.uscapglobal.com

SCHEDULE 1

Private Placement US Securities Distribution

1. EXCLUSIVE PLACEMENT AGENT

1.1 US Capital Global Securities, LLC, a California limited liability company, ("USCGS,"), located at 1 Ferry Building, Suite 201, San Francisco, 94111 is pleased to confirm with this Engagement Amendment ("Agreement") the arrangements under which USCGS is engaged to act as exclusive Placement Agent to US CAPITAL GLOBAL LENDING LLC ("Issuer")

1.2 This Engagement is for a private placement transaction ("Offering") offering of securities of up to $75,000,000 US Dollars of Equity, Equity-Related, or Debt Securities ("Securities") for an investment in promissory notes of the Issuer.

1.3 USCGS shall be entitled to its fees herein for any form of investment in Client regardless of funding source, whether procured by USCGS, its subagents, ,directly by Issuer or through any other third party source. Collectively, hereinafter USCGS and Issuer shall be defined as the parties to this Agreement ("Parties"). For purposes of this Agreement, the term Issuer includes Issuer's affiliates, subsidiaries, principals, employees and successors. The terms of this Agreement constitute our "Engagement."

2. PLACEMENT SERVICES

2.1 "Placement" means any proposed offer and sale of Securities to be made pursuant to an exemption from registration under the Securities Act of 1933, as amended.

2.2 As a placement agent, US Capital will use reasonable efforts to identify suitable purchasers for Securities. US Capital will not be obligated to purchase Securities for its own account or the accounts of its customers. Our services consist of assisting Issuer in identifying and contacting potential purchasers of Securities.

2.3 Notwithstanding anything contained in this Agreement to the contrary, US Capital has no responsibility for designing or implementing initiatives to improve Issuer's operations, profitability, cash management or liquidity, to provide any fairness, valuation, or solvency opinion, or to make an independent evaluation or appraisal of assets or liabilities of Issuer or any other entity. We make no representations or warranties about Issuer's ability to successfully effect a financing or other transaction. We are engaged solely to determine potential strategic alternatives as contemplated by this Agreement.

2.4 It is understood that nothing contained in this Agreement shall constitute an express or implied commitment by us to act in any capacity or to underwrite, place or purchase any financing or Securities. We will not be providing Issuer of Company with, and Issuer or Company will not look to us for, tax, legal, accounting or investment advice.

2.5 It is understood that USCG in connection with the performance of our obligations under this Agreement, is authorized to use the services of registered broker/dealers who are members and in good standing with Financial Industry Regulatory Association ("FINRA") and are authorized and qualified to participate in any Offering (collectively, the "Selected Dealer") and to re-allow the compensation for any Securities sold which are placed by Selected Dealer to Eligible Subscribers (as defined in the Selected Dealers Agreement) or increase such compensation with Issuer's agreement.. Each Selected Dealer will be duly licensed as a broker-dealer in each state or country as applicable in which it makes any solicitation to sell Securities pursuant to an Offering.

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2.6 It is understood that US Capital can engage multiple Selected Dealers in relation to procuring Eligible Subscribers for any Offering.

3. TERM AND EXTENSIONS

3.1 Except as provided in this Schedule Clause 1.4 this Agreement begins on the date it is executed by Client and terminates after the longer of 36 months or until all transactions under this Schedule have been mutually agreed as completed (the "Term").

3.2 The Tail Period after termination referred to in Clause 2 of this Schedule shall be 24 months.

3.3 USCG may terminate the Agreement without cause with 30 days' prior notice and without liability or continuing obligation by us. The Placement Agent shall be entitled to compensation under Section 6 based on investments made by such Offerees prior to the termination of this Agreement or the Tail Period after termination, or,

3.4 USCG may terminate the Agreement for cause with immediate effect if, during the Term, Client does any of the following:

(i) refuses to reasonably cooperate fully or provide information in a timely manner with USCG or any of its affiliates in the due diligence and review process and procedures as well as Securities distribution efforts;

(ii) refuses, for whatever reason, the mutually agreed funding or capital provided or arranged by USCGL/S ; or

(iii) obtains alternative funding from a source other than USCG or its affiliates, including but not limited to funding secured by an increase to an existing investment facility or other financing arrangement that Client may have.

4. CIRCUMVENTION AND NON-COOPERATION

4.1 Accordingly, Issuer agrees that, during the Term of this Agreement and also for the Tail Period after the expiry of the Term, Issuer will not perform or permit the following actions without written notice to and written permission from USCG and payment to USCG of all fees due pursuant to this Schedule:

(i) not close any investment, loan, or funding, and not extend or refinance any existing financing or sign an engagement letter with or otherwise engage another source of capital for such purpose for Issuer

(ii) not circumvent, or attempt to circumvent, USCG and enter into any agreement or arrangement with any investment banking or advisory firm, investor, or source of capital;

(iii) negotiate with anyone other than USCG regarding any investment, loan, or funding, and not extend or refinance any existing financing or sign any engagement letter with or otherwise engage another source of capital;

(iv) act in good faith and with reasonable diligence and dispatch to provide all requested access, information, and documentation requested by USCG to enable USCG to assist in closing any funding with any investor; and

(v) honor the Tail Period for any entity or individual USCG has introduced and interacted with prior to termination of the agreement.

(vi) receive any investments directly without use of an escrow as agreed to by USCG.

1 Ferry Building, Suite 201
San Francisco, CA 94111
Tel +1 415 889 1010
Fax +1 415 358 5665
www.uscapglobal.com

5. LIQUIDATED DAMAGES

5.1 If Issuer fails to comply with the requirements of the preceding Clause 4, then Issuershall pay to USCG, on demand, the greater of Liquidated Damages as set forth herein or calculated success fees owed equal to those set out in this Schedule in addition to any deposit(s) paid to USCG and any other reimbursement obligations of the Issuer.

(i) Client agrees on its or their own behalf that such Liquidated Damages are not a penalty and are a reasonable approximation of the damages USCG will sustain by reason of Client's breach of their agreements in this paragraph.

(ii) Additionally, in the event of a breach or threatened breach of the provisions of this paragraph, Client agrees that USCG shall be entitled to an injunction enjoining and restraining such breach or threatened breach in addition to such other remedies as may be available to USCGL/S . Client agrees that USCG would in such event suffer irreparable harm, irrespective of USCGL/S 's inability to prove specific monetary damages.

6. COMPENSATION

Issuer shall pay a contingent banking fee (the "Banking Fee") based upon the successful consummation of each of the following types of transactions, irrespective of whether the transaction was funded or sourced by USCG or by Client or any third party.

6.1 Debt and Subordinated Debt:

6.1.2 **Fees**: 50 basis points of the principal amount of any debt facility commitment or offering.

7. PAYMENT OF FEES AND EXPENSES

7.1 **Banking Fees**

7.1.1 **Escrow:** All Fees shall be payable via escrow as agreed to by USCG, at and proportional to the first closing, and at and proportional to any successive closing of subsequent funding tranches, if applicable.

7.1.2 **Costs, Expenses, and Advances:** All costs, expenses, and advances paid by USCG on behalf of Client under Clause 5 of this Agreement must be reimbursed by Client promptly, via escrow, upon request. In any event, all such outstanding costs, expenses, and advances must be reimbursed in full before or at closing.

8. CLOSING DOCUMENTS AND DISCLOSURES

8.1 Before closing any funding for Client, USCG and/or Client shall set up an agreed upon Escrow Account and execute a Pay-off and Termination Agreement (if applicable and a Letter of Direction in a form to be agreed (the Closing Documents"), as USCG may provide Client, for the purpose of fulfilling Client's obligations under this Agreement and any other agreements by and between the Parties.

8.2 Client shall send to USCG copies of all relevant closing investment, loan, or funding documents in respect of any funding or loan in or to Client and shall promptly notify USCG of any increases in any investment or funding amount, or any new investment or funding, provided by an investor or a lender to Client.

9. EXPENSES

9.1 . In addition to the compensation set forth in Section 6 above, Issuer will promptly reimburse USCGS for pre-approved, reasonable, documented out-of-pocket expenses incurred during the course of our Engagement, including travel and hotel expenses, printing costs, data processing and communication charges, research expenses, and courier and postage services.

1 Ferry Building, Suite 201
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Tel +1 415 889 1010
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www.uscapglobal.com

10. OFFERING DOCUEMENTS

10.1 The Issuer has sole responsibility to prepare and update all offering documents, including memoranda and subscription agreements, and make all required filings in connection with the Placement. The Issuer has sole responsibility for the contents of such offering documents and filings and other communications it has with potential purchasers and purchasers.

14. REASONABLE FEES

14.1 Company acknowledges and agrees that the compensation in Section 6 is non-returnable and has been agreed upon by the Parties in anticipation of the commitment of time and effort that will be required of us during the Engagement. In the event that we are required to seek collection of compensation or expenses, Company shall reimburse US Capital for the actual legal fees and expenses that we incur plus interest at a rate of 1% per month.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

US CAPITAL GLOBAL SECURITIES LLC

Signature: ______________________
Name: Charles Towle
Position: Managing Partner & COO

US CAPITAL GLOBAL LENDING LLC

Signature: ______________________
Name: Jeffrey Sweeney
Position: Managing Partner, US Capital Global Investment Management LLC, Managing Member